Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-02007) filed with the SEC on March 28, 1996, Form S-8 (No. 333-36610) filed with the SEC on May 9, 2000 and Form S-3D (No. 333-129023) filed with the SEC on October 14, 2005 of Juniata Valley Financial Corp. of our reports dated March 12, 2010, relating to the consolidated financial statements and Juniata Valley Financial Corp.’s internal control over financial reporting, which appears in this Annual Report on Form 10K for the year ended December 31, 2009.

/s/ ParenteBeard LLC
ParenteBeard LLC
Lancaster, Pennsylvania
March 12, 2010